PRESS RELEASE

NEAH CLOSES $1.55 MILLION BRIDGE LOAN

SEATTLE, WA - December 29, 2006 - Neah Power Systems, Inc., a Nevada corporation (Pink Sheets: NPWS) announces today that on December 27, 2006 and effective today, that it has entered into Bridge Loan Agreements and issued 6% Secured Promissory Notes Due May 26, 2007 to six accredited institutional investors in exchange for gross proceeds of $1,550,000. Early repayment of the Notes can be triggered upon the Company completing debt or equity financing in excess of $2 million.

The Notes are secured by a Stock Interest and Pledge Agreement for all the shares of our wholly-owned subsidiary Neah Power Systems, Inc., a Washington corporation, which also executed a Security Interest Agreement granting the buyers of the Notes a security interest in substantially all of its assets including pending and issued patents. In addition, our president Paul Abramowitz and largest stockholder Summit Trading Ltd. pledged an aggregate of 3 million shares of our common stock to further secure the debt. As consideration for the financing described herein, the Company issued the buyers an aggregate of 500,000 shares of NPWS common stock.

Neah Power President Paul Abramowitz stated: “We are extremely pleased with the support we have received from our investors. They know the importance of recognizing innovative power solutions for today and tomorrows market. This financing offers additional flexibility in continuing to progress towards to a final breadboard prototype of our micro fuel cell using patented, silicon-based design which should provide longer-lasting, efficient and safe power solutions for numerous portable electronic devices. We look forward to completing our next round of funding and providing further updates as developments surrounding these efforts unfold.”

About Neah Power Systems

Neah Power Systems is a micro fuel cell development company using a patented, silicon-based design to provide long-lasting, efficient and safe power solutions for portable electronic devices, including notebook PCs and other power-hungry computer, entertainment, and communications products. As an emerging leader in fuel cell technology and design, Neah Power Systems believes that its products will allow users to extend the operating time of their devices multiple times beyond that of conventional batteries. Key investors include Alta Partners, Frazier Technology Ventures, Castile Ventures, WestAM and Intel Capital. Neah Power Systems is headquartered just outside of Seattle in Bothell, Washington. Further company information can be found at our Website www.neahpower.com and in the reports that we file with the Securities and Exchange Commission, which are accessible at www.sec.gov.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects", "intends", "anticipates", "will", or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact Information:
Company:	Institutional Investors and Media:
Neah Power	Tom O’Brien
Investor Relations	Catalyst Financial
425-424-3324	503-757-4903